Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Agreement”) is entered into by and between Mike Kelly (“Employee”) and Northern Oil and Gas, Inc., a Delaware corporation (the “Company”). Employee and the Company are each referred to herein as a “Party” and together as the “Parties”.
WHEREAS, Employee is resigning from the Company, and as a result Employee’s employment with the Company and all other Company Parties (as defined below) will end on July 15, 2022 (the “Separation Date”);
WHEREAS, the Company and Employee wish for Employee to receive certain benefits as set forth in this Agreement, which benefits are conditioned upon Employee’s timely execution (and non-revocation) of this Agreement and Employee’s compliance with the terms of this Agreement; and
WHEREAS, the Parties wish to resolve any and all claims or causes of action that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims or causes of action that Employee may have arising out of Employee’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.    Separation from Employment; Deemed Resignations. Employee’s employment with the Company shall end on the Separation Date and, as of the Separation Date, Employee shall no longer have an employment relationship with the Company or any other Company Party. Employee acknowledges and agrees that, as of the Separation Date, Employee will be deemed to have automatically resigned, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer; (b) from the board of directors or board of managers (or similar governing body) of the Company and each affiliate of the Company for which Employee served as a director or manager; and (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as the Company’s or such other affiliate’s member’s designee or other representative.
2.    Separation Benefits. Provided that Employee (x) executes this Agreement within 21 days of July 11, 2022, which is the date this Agreement is presented to Employee, and returns such executed Agreement to the Company such that it is received by the Company, c/o Chief Legal Officer & Secretary at 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343 or via email at eromslo@northernoil.com on or before 11:59 p.m., Central Daylight Time, on August 1, 2022, (y) re-executes this Agreement on the Separation Date or within 21 days thereafter in accordance with Section 6 and (z) abides by each of Employee’s commitments set forth herein, including, for the avoidance of doubt, Employee’s commitments under Sections 7 and 13 (the “Severance Conditions”), then:
(a)    the Company shall pay or cause to be paid severance pay to Employee in a total amount of $212,500, less applicable taxes and withholdings (the “Severance Payment”). The Severance Payment shall be paid in seven equal monthly installments of $28,333.33, and one final monthly installment of $14,166.69, over the period from the Separation Date through March 15, 2023 (the “Severance Period”) in accordance with the Company’s regular monthly payroll practices; provided, that any payments otherwise scheduled to be made prior to the Second Release Effective Date (as defined below) shall accrue and be paid on the first regular monthly payroll date that follows the Second Release Effective Date (as defined below), with subsequent payments occurring on each subsequent regular monthly payroll date;
(b)    the Company shall continue to pay or cause to be paid to Employee Employee’s $20,000 annual car allowance for car payments and insurance, less applicable taxes and withholdings (the “Car Allowance”), during the Severance Period, payable monthly in accordance with the Company’s regular payroll practices; provided, that any payments otherwise scheduled to be made prior to the Second Release Effective Date (as defined below) shall accrue and be paid on the first regular monthly payroll date that follows the Second Release Effective Date (as defined below), with subsequent payments occurring on each subsequent regular monthly payroll date. For the avoidance of doubt, the aggregate amount of the Car Allowance shall be equal to (i) the remaining amount of Employee’s $20,000 annual car allowance for the 2022 fiscal year that is not paid to Employee prior to the Separation Date plus (ii) $4,166.67 (which is equal to 2.5 months of Employee’s $20,000 annual car allowance for the 2023 fiscal year);

(c)    the Company will cause all shares of restricted stock in the Company granted to Employee under the Company’s 2018 Equity Incentive Plan that have not previously vested as of the Separation Date (which, for the avoidance of doubt, is 28,550 shares of restricted stock (the “Restricted Stock”)) to continue to remain outstanding until, and vest on, March 15, 2023. For the avoidance of doubt, if Employee does not comply with the Severance Conditions, the Restricted Stock shall be forfeited without consideration. All other outstanding awards granted to Employee under the Company’s 2018 Equity Incentive Plan shall be forfeited without consideration as of the Separation Date; and
(d)    during the portion, if any, of the Severance Period that Employee is eligible to and elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health/dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall directly pay the amount necessary to effect and continue such coverage (the “COBRA Benefit”). Employee shall be eligible to receive the COBRA Benefit until the earliest of: (i) the last day of the Severance Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and, after the end of the Severance Period, the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums after the end of the Severance Period relating to such COBRA continuation coverage.
    The payments and benefits set forth in this Section 2 are referred to herein collectively as the “Separation Benefits”.
3.    Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee’s employment with the Company or any other Company Party, and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed by the Company or any other Company Party as of immediately prior to the Separation Date, including all payments arising out of all incentive plans and any other bonus arrangements (including any annual bonus in respect of calendar year 2022). Notwithstanding the foregoing, Employee remains entitled to receive (a) Employee’s current annualized base salary and benefits for services performed between the date that Employee signs this Agreement and the Separation Date, (b) the Separation Benefits, subject to the terms and conditions of this Agreement and (c) reimbursement for appropriate business expenses submitted by Employee within 10 business days after the Separation Date. For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Separation Benefits (or any portion thereof) but for Employee’s entry into this Agreement and satisfaction of the terms herein. For the avoidance of doubt, the Parties acknowledge and agree that all severance obligations of the Company or any other Company Party pursuant to any offer letter or employment agreement between Employee and any Company Party, including that certain Employment Agreement entered into as of December 17, 2019, by and between the Company and Employee (the “Employment Agreement”), have been fully and finally satisfied or otherwise waived by Employee in exchange for good and valuable consideration provided herein, including the Separation Benefits.
4.    General Release of Claims.
(a)    For good and valuable consideration (including the Separation Benefits), Employee hereby forever releases, discharges and acquits the Company, its affiliates, and each of the foregoing entities’ respective predecessors, successors, assigns, shareholders, members, partners, officers, managers, directors, fiduciaries, employees, contractors, representatives, insurers, agents and benefit plans (and the trustees, administrators and fiduciaries of such plans), in their personal and representative capacities (collectively, the “Company Parties” or any one, individually, a “Company Party”), from liability for, and Employee hereby waives, any and all claims, damages, demands, or causes of action of any kind that Employee has or could have, whether known or unknown, suspected or unsuspected, against any Company Party, including any and all claims, damages, demands, or causes of action relating to Employee’s employment, engagement or affiliation with any Company Party, the termination of such employment, engagement or affiliation, status as an equityholder or shareholder of any Company Party, or any other acts or omissions related to any matter occurring or existing on or prior to the time that Employee executes or re-executes this Agreement (which, for the avoidance of doubt, if employee re-executes this Agreement in accordance with Section 6, will be the Re-Execution Date (as defined below)), including (i) any alleged violation through such time of: (A) Title VII of the Civil Rights Act of 1964; (B) the Civil Rights Act of 1991; (C) Sections 1981 through 1988 of Title 42 of the United States Code; (D) the Americans with Disabilities Act of 1990; (E) the Employee Retirement Income Security Act of 1974 (“ERISA”); (F) the Immigration Reform Control Act; (G) the Americans with Disabilities Act of 1990; (H) the Occupational Safety and Health Act; (I) the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act); (J) the Worker Adjustment and

Retraining Notification Act of 1988; (K) the Minnesota Human Rights Acts, Minnesota Equal Pay for Equal Work Law, Minnesota health care worker whistleblower protection laws, Minnesota family leave law, Minnesota personnel record access statutes; (L) any federal, state, municipal or local anti-discrimination or anti-retaliation law; (M) any federal, state, municipal or local wage and hour law; (N) any other local, municipal, state or federal law, regulation or ordinance; and (O) any public policy, contract, tort or common law claim, including claims for breach of fiduciary duty, fraud, misrepresentation, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, discrimination or harassment, promissory estoppel, defamation, invasion of privacy, negligence, retaliation, negligent or intentional infliction of emotional distress, whistleblower retaliation, other personal injury or tortious interference; (ii) any allegation for costs, fees or other expenses, including attorneys’ fees incurred in, or with respect to, a Released Claim (as defined below); (iii) any and all rights, benefits or claims Employee may have under any employment contract or offer letter (including the Employment Agreement), incentive compensation plan, equity-based plan or other agreement with any Company Party (including the Company’s 2018 Equity Incentive Plan and any award agreements thereunder between Employee and any Company Party); and (iv) any claim for compensation, paid time off, benefits or damages of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)    The Released Claims do not include (i) any rights or claims that may first arise after the time that Employee last executes this Agreement (which, for the avoidance of doubt, if employee re-executes this Agreement in accordance with Section 6, will be the Re-Execution Date (as defined below)), including any claims to the Separation Benefits; (ii) any claim to vested benefits under an employee benefit plan of a Company Party that is subject to ERISA (including any rights to vested benefits under health and retirement plans), other than any severance plan; (iii) any rights arising from any directors’ and officers’ liability insurance or other similar policy to which Employee is a party or of which Employee is a beneficiary or any right of indemnification under the Company’s organizational documents or any indemnification agreement between Employee and any Company Party; (iv) any rights to unemployment benefits or workers’ compensation under Minnesota law; or (v) any rights or claims with respect to overtime and minimum wage violations under the Minnesota Fair Labor Standards Act. Further, notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from any Company Party as a result of such EEOC or other governmental agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a governmental agency.
(c)    Employee hereby agrees not to bring or cause to be brought any Released Claims and represents and warrants that, as of each time Employee executes this Agreement, Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any governmental agency or arbitrator for or with respect to a matter, claim or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Employee signs this Agreement. In addition, Employee shall not encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances or Released Claims by any non-governmental third party against any of the Company Parties. Employee hereby further represents and warrants that Employee has not assigned, sold, delivered, transferred or conveyed any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
5.    Employee’s Acknowledgements. By executing and delivering this Agreement, Employee acknowledges and agrees that:
(a)    Employee has carefully read this Agreement;
(b)    No material changes have been made to this Agreement since it was first provided to Employee and Employee has been given sufficient time (and at least 21 days) to review this Agreement and consider whether to accept this Agreement before signing it;
(c)    Employee has seven days after signing this Agreement to revoke it. This Agreement will not become effective or enforceable until the revocation period has expired. Any notice of revocation of this Agreement is effective only if received by the Company, c/o Chief Legal Officer & Secretary at 4350 Baker Road, Suite 400, Minnetonka, Minnesota 55343 or via email at eromslo@northernoil.com in writing by 11:59 p.m., Central Daylight Time, on or before the seventh day after Employee signs this Agreement. Employee understands that if Employee revokes Employee’s acceptance of this Agreement pursuant to this Section 5(c), Sections 2 and 4 shall be of no force or effect, subject to Section 6, and the remainder of this Agreement will remain in full force and effect;
(d)    Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing and delivering this Agreement;
(e)    Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this Agreement; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and Employee understands and agrees to each of the terms and conditions of this Agreement; and
(f)    No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.
6.    Re-Execution of Agreement. The Company’s obligations under Section 2 are strictly contingent upon Employee’s re-execution and non-revocation of this Agreement on the Separation Date or within 21 days thereafter. The date of Employee’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, Employee advances to the Re-Execution Date Employee’s general waiver and release of all Released Claims against the Company Parties and the other covenants set forth in Section 4. Employee has seven calendar days from the Re-Execution Date to revoke Employee’s re-execution of this Agreement in accordance with Section 5(c). In the event of such revocation by Employee, the date of the releases and covenants set forth in Section 4 shall not be advanced, but shall remain effective up to and including the date upon which Employee originally signs this Agreement. Provided that Employee does not revoke Employee’s re-execution of this Agreement within such seven-day period, the “Second Release Effective Date” shall occur on the eighth calendar day after the date on which Employee re-executes this Agreement.
7.    Restrictive Covenants and Cooperation.
(a)    Affirmation of Restrictive Covenants and Cooperation. Employee acknowledges and agrees that in connection with Employee’s employment with the Company, Employee has obtained Confidential Information and Trade Secrets (as defined in the Employment Agreement), and that Employee has continuing non-competition, non-solicitation, non-disclosure and non-disparagement obligations to the Company and other Company Parties pursuant to Sections 7, 8 (as modified below) and 10(b) (as modified below) of the Employment Agreement (collectively, the “Employment Agreement Restrictive Covenants”) and continuing cooperation obligations to the Company pursuant to Section 10(a) of the Employment Agreement (the “Employment Agreement Cooperation Covenant”). In entering into this Agreement, Employee acknowledges the continued effectiveness and enforceability of the Employment Agreement Restrictive Covenants and the Employment Agreement Cooperation Covenant and expressly affirms Employee’s commitment to abide by, and promises to abide by, the terms of the Employment Agreement Restrictive Covenants as modified by Sections 7(b) and 7(c) (as modified, the “Restrictive Covenants”) and the Employment Agreement Cooperation Covenant.
(b)    Non-Competition and Non-Solicitation of Customers, Clients and Employees. This Section 7(b) amends, restates and supersedes Section 8 of the Employment Agreement.
(i)    Employee agrees that during his employment with the Company and during the Restricted Period, Employee will not directly or indirectly, as an employee, officer, director, shareholder, proprietor, agent, partner, recruiter, consultant, independent contractor or in any other individual or representative capacity engage in any of the Restricted Activities, unless such has previously been approved in writing by the Company’s Chief Executive Officer after Employee has provided the Company with full written disclosure of the relevant facts.
(ii)    “Restricted Period” means (x) eighteen (18) months following the Separation Date, for the matters referred to in clauses (1), (3) and (4) of Section 7(b)(v) below, (y) eight (8) months following the Separation Date, for the matters referred to in clause (2) of Section 7(b)(v) below, and (z) indefinitely following the Separation Date, for the matters referred to in clauses (5)-(6) of Section 7(b)(v) below.

(iii)    “Company Business” means the business of the Company as conducted or proposed to be conducted as of the Separation Date, pertaining to the acquisition, exploration and development of primarily non-operated (and associated mineral) properties containing oil and natural gas resources for purposes of oil and natural gas production. For the avoidance of doubt, “Company Business” includes, without limitation, such non-operated operations in Montana, New Mexico, North Dakota, Texas and Pennsylvania.
(iv)    “Business Development Project” means any project that the Company is or was involved with in any way during Employee’s employment with the Company, or that is a business opportunity of the Company, including, without limitation, any acquisition, investment or other business development opportunity previously presented to, or currently being evaluated by, the Company that is (x) outside of the Company’s current geographic areas of operations, and/or (y) outside of the Company’s current line of business.
(v)    “Restricted Activities” means and includes the following:
(1)    Conducting, engaging or participating, directly or indirectly, as an employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender or in any other similar capacity, in (x) any business that directly competes with any part of the Company Business or (y) the business opportunity set forth on Exhibit A hereto; but excluding, for the avoidance of doubt: (x) employment with a private equity fund/manager that neither directly competes with the Company Business nor has any involvement with the business opportunity identified on Exhibit A hereto, and (y) employment with an investment bank;
(2)    Conducting, engaging or participating, directly or indirectly, as an employee, agent, independent contractor, consultant, advisor, partner, shareholder, investor, lender or in any other similar capacity, in any Business Development Project, but excluding, for the avoidance of doubt, employment with an investment bank; provided, that any such activity shall not be considered a “Restricted Activity” to the extent that Employee is performing such activity solely in his role as an employee of the Company prior to the Separation Date or solely through his provision of Transition Services (as defined below);
(3)    Recruiting, hiring and/or attempting to recruit or hire, directly or by assisting others, any other employee, temporary or permanent contractor, part time or full time of the Company, or otherwise soliciting any other employee of the Company for any purposes that would directly or indirectly interfere or conflict with the other employee’s employment by the Company. For purposes of this covenant any “other employee” shall refer to employees who provide services to the Company and who are still actively employed by the Company at the time of the attempted recruiting or hiring, or were so employed at any time within twelve (12) months prior to the time of such attempted recruiting or hiring;
(4)    Directly or indirectly interfering with any of the Company's relationships with any of its current or potential acquisition targets, business partners, customers, clients or vendors (or affiliates thereof);
(5)    Directly or indirectly interfering with any of the Company's relationships with any of its current or potential stockholders, investors or lenders (or affiliates thereof); and
(6)    Using, disclosing, publishing, copying, distributing or communicating any Confidential Information and Trade Secrets (as defined in the Employment Agreement) to, or for the use or benefit of, Employee or any other person or entity other than the Company.
(vi)    The Company and Employee acknowledge that the provisions contained in this Section 7(b) shall not prevent Employee or Employee’s affiliates from owning solely as an investment, directly or indirectly, securities of any publicly traded corporation engaged in the Company’s Business or a Business Development Project if the Employee and

Employee’s affiliates do not, directly or indirectly, beneficially own in the aggregate more than five percent (5%) of any class of outstanding equity securities of such entity.
(vii)    Employee and the Company agree that the limitations as to time and scope of activity to be restrained are reasonable and do not impose a greater restraint on Employee than is necessary to protect the property rights and other business interests of the Company.
(c)    Non-Disparagement. This Section 7(c) amends, restates and supersedes Section 10(b) of the Employment Agreement. Employee agrees that at no time during, or after the termination of, Employee’s employment with the Company shall Employee make, or cause or assist any other person to make, any negative statement or other communication about, or that otherwise disparages, impugns or attacks, or is otherwise critical of, the Company or its affiliates or any of their respective directors, officers, employees, shareholders, lenders or agents or any other Company Party or the reputation, business or character of any of the foregoing other than in the good-faith performance of Employee’s duties to the Company while Employee is employed by the Company or in the good-faith performance of the Transition Services (as defined below). The Company agrees that it will use commercially reasonable efforts to direct the individuals serving as executive officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) of the Company as of the Separation Date and the members of the Company’s board of directors as of the Separation Date not to, while employed by the Company or serving as a director of the Company, as the case may be, make after the Separation Date any negative comments about Employee or otherwise disparage Employee in any manner that is likely to be harmful to Employee’s business reputation. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the individuals serving as the Company’s executive officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) and directors as of the Separation Date will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.
(d)    Reformation of Time, Geographical and Occupational Limitations. In the event that any of the Restrictive Covenants is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical and occupational limitations as may be permitted by applicable law.
(e)    Specific Performance/Injunctive Relief. In the event of Employee’s breach or violation of any of the Restrictive Covenants, the Parties agree that, in addition to any other remedies it may have, the Company shall be entitled to equitable relief for specific performance, and Employee hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the Restrictive Covenants.
(f)    Successors; Binding Agreement. For purposes of the Restrictive Covenants only, upon the death of Employee, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.
(g)    Permitted Disclosures. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates shall prohibit or restrict Employee or Employee’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement between the Parties or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Employee does not need the prior authorization of the Company to engage in conduct protected by this Section 7(g), and Employee does not need to notify the Company that Employee has engaged in such conduct, has received a subpoena or responded to a subpoena.
8.    Entire Agreement. This Agreement and Sections 7 and 10(a) of the Employment Agreement constitute the entire agreement between Employee, on the one hand, and the Company or any of its affiliates (as applicable), on the other hand, with respect to the matters herein provided. Notwithstanding the foregoing, the restrictions set forth in Section 7 complement and are in addition to (and do not supersede or replace) all of Employee’s obligations (whether contractual, statutory or at common law) with respect to non-disclosure, and the protection of, confidential information. No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.
9.    Governing Law and Jurisdiction. This Agreement shall be construed according to the laws of the State of Minnesota without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Minnesota for the purposes of any proceeding arising out of or relating to this Agreement.
10.    Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to a law, regulation, agreement, instrument or other document shall be deemed to refer to such law, regulation, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or”. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted as if drafted jointly by the Parties and according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
11.    Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants, warranties, representations and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.
12.    Return of Property. Employee represents and warrants to the Company that Employee has returned, or within 10 business days following the Separation Date Employee will have returned, to the Company all property belonging to the Company and any other Company Party, including all computer equipment, computer files and other electronically stored information, applicable passwords, contact lists and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment, and Employee further represents and warrants to the Company that Employee has not maintained or, after the date that is two days following the Separation Date, Employee will not maintain, a copy of any such materials in any form.
13.    Cooperation and Transition Services. During the Severance Period, upon request from the Company or any other Company Party, Employee agrees to cooperate with members of the Company Party as well as their respective counsel, agents or other designees, in order to provide such information and assistance as the Company or such other Company Party may reasonably request with respect to the duties that Employee had performed for any Company Party and the transition of Employee’s duties and responsibilities (the “Transition Services”).
14.    No Waiver; Notice and Cure. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If the Company determines that it has the right hereunder to withhold or recover any Separation Benefits otherwise payable to Employee, the Company will provide written notice to Employee of its grounds for withholding or recovering such Separation Benefits. Employee shall have 15 business days to fully cure such grounds (if susceptible to cure) and, if so cured, the Company shall promptly pay any Separation Benefits that were withheld or recovered prior to such cure.

15.    Assignment. This Agreement is personal to Employee and may not be assigned by Employee. The Company may assign its rights and obligations under this Agreement without Employee’s consent, including to any other Company Party and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.
16.    Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
17.    Withholding of Taxes and Other Employee Deductions. The Company may, or may direct any other Company Party to, withhold from any payment made pursuant to this Agreement all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.
18.    Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
19.    Section 409A. This Agreement and the payments provided hereunder are intended be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment of the Severance Payment and the Car Allowance shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
[Remainder of Page Intentionally Blank;
Signature Page Follows.]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed, or re-executed, as applicable, as of the dates set forth beneath their names below and effective for all purposes as provided above.

EMPLOYEE

/s/ Mike Kelly
Mike Kelly
Date:	July 13, 2022

NORTHERN OIL AND GAS, INC.

By:	/s/ Erik Romslo
Name: Erik Romslo
Title: Chief Legal Officer
Date:	July 13, 2022

RE-EXECUTED

NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE

Mike Kelly
Date:

Signature Page to
Separation and Release Agreement